AMENDMENT TO A STOCK TRANSFER CONTRACT

This amendment to a stock transfer contract dated September 3, 2005 is hereby amended to have all payments still due to be extended to June 30, 2006. This contract is extended due to certain funds not becoming available to pay off the existing note. A total of 100,000 has been paid to date and it is the position of Indigo-Energy that it will pay off the note by June 30, 2005 if not before that date.

We expect to pay 25,000 per month beginning the end of February 2006 and ending on the 30th day of August 2006, the final payment being a balloon of monies still owed. Accelerated payment can and probably will occur and the note will be paid off early.

This modification is given this 28th day of January 2006 under the hand of Leo F. Moore of 704 Willow Street, Mannington, West Virginia. All other non-conflicting requirements of the original contract still are in order and stand.

\s\ Leo F. Moore

Leo F. Moore